Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (Form S-8 No. 333-222812) pertaining to the 2018 Equity Incentive Plan of Colony NorthStar Credit Real Estate, Inc. of our report dated March 23, 2018 with respect to the combined financial statements of the CLNS Investment Entities included in this Annual Report (Form 10-K) of Colony NorthStar Credit Real Estate, Inc. for the year ended December 31, 2017.

/s/ ERNST & YOUNG, LLP

Los Angeles, California

March 23, 2018